Exhibit 99

   Eaton Reports Fourth Quarter Net Income of $1.16 Per Share, up 61 Percent; Eaton Increases Dividend by 15 Percent and Announces $250 Million Share Buyback

    CLEVELAND--(BUSINESS WIRE)--Jan. 24, 2005--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.16 for the fourth quarter of 2004, an increase of 61 percent over net income per share of $.72 in the fourth quarter of 2003. Sales in the quarter were $2.63 billion, 26 percent above the same period in 2003 and a quarterly record. Net income was $183 million compared to $114 million in 2003, an increase of 61 percent.
    Net income in both periods included charges related to restructuring activities. Before restructuring charges, operating earnings per share in the fourth quarter of 2004 were $1.23 versus $.77 per share in 2003, an increase of 60 percent. Operating earnings for the fourth quarter of 2004 were $194 million compared to $122 million in 2003, an increase of 59 percent.
    Net income and operating earnings in the fourth quarter were impacted by a $30 million after-tax gain from resolution of tax issues, a $10 million after-tax charge to exit a legacy tire and refrigeration valve manufacturing business that does not fit Eaton's long-term strategy, and an $8 million after-tax contribution to Eaton's charitable fund. These items increased net income and operating earnings in the quarter by 8 cents per share.
    For the full year 2004, sales were $9.82 billion, 22 percent above 2003. Net income of $648 million increased 68 percent over 2003, and net income per share of $4.13 rose 61 percent. Operating earnings per share for 2004 of $4.30 rose 58 percent above 2003. Operating earnings in 2004 totaled $675 million versus $410 million in 2003, an increase of 65 percent.
    Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We are very pleased with our performance in the fourth quarter. Sales growth in the fourth quarter of 26 percent consisted of 12 percent organic growth, 12 percent from acquisitions, and 2 percent from higher exchange rates. Our organic growth was made up of 8 percent growth in our end markets and 4 percent growth from outgrowing our end markets.
    "Looking at 2004 as a whole, we had an outstanding year," said Cutler. "Our sales grew 22 percent, net income grew 68 percent, and our return on equity was 20 percent."
    In light of the strong full-year results and continuing strong momentum in most of its markets, Eaton is taking the following actions:

    -- Increasing its quarterly dividend by 15 percent, from $.27 per share to $.31 per share

    -- Initiating a plan to repurchase $250 million of shares to offset dilution from the shares issued during 2004 from the exercise of stock options

    -- Contributing $50 million to its qualified pension plans in the United States

    "As we survey our end markets in 2005, we anticipate growth of approximately 5 percent," said Cutler. "We expect to outgrow our end markets by about 50 percent, as we did in 2004, and we expect to also record additional growth from the full-year impact of the Powerware and Walterscheid acquisitions, the ramp up of our Eaton Fast Gear heavy-duty truck transmission joint venture in China, and the acquisition of Winner Hydraulics, which is expected to close later in the first quarter. As a result, we anticipate overall growth in our sales in the range of 12 to 14 percent in 2005.
    "We anticipate net income per share for the first quarter of 2005 to be $1.10 to $1.20, and for the full year to be $4.90 to $5.10. Operating earnings per share, which exclude restructuring charges to integrate our recent acquisitions and joint ventures, are anticipated to be $1.15 to $1.25 for the first quarter of 2005, and $5.10 to $5.30 for the full year."

    Business Segment Results

    Fourth quarter sales of the Fluid Power segment were $779 million, 11 percent above the fourth quarter of 2003. Fluid Power markets grew 8 percent compared to the same period in 2003, with global hydraulics shipments up 13 percent, commercial aerospace markets up 7 percent, defense aerospace markets up 2 percent, and European automotive production down 1 percent. Operating profits in the fourth quarter were $85 million. Operating profits before restructuring charges were $88 million, up 38 percent compared to a year earlier.
    "The mobile and industrial hydraulics markets continued their strong growth in the fourth quarter," said Cutler. "We anticipate that growth in the mobile equipment markets will continue in 2005, although at more modest levels, while growth in the industrial markets will accelerate. The commercial aerospace market grew in the fourth quarter at its fastest rate in over two years. We believe growth in commercial aerospace is likely to improve further in 2005.
    "We announced during the quarter that we signed an agreement to purchase Winner Hydraulics, the largest manufacturer of hydraulic hose fittings in China," said Cutler. "The acquisition is expected to play an important part in our fluid power growth plans in China. We expect the transaction to close late in the first quarter.
    "During the fourth quarter, we announced an increase in our scope of work for the wing fluid delivery system on the F-35 Joint Strike Fighter," said Cutler. "We anticipate the expanded scope will increase revenues over the 20-year life of the program by $1 billion, to a total of almost $3 billion in revenues."
    In the Electrical segment, fourth quarter sales were $895 million, up 46 percent over 2003. Excluding the impact of recent acquisitions, fourth quarter sales were up 8 percent compared to 2003. Operating profits in the fourth quarter were $71 million. Operating profits before restructuring charges were $84 million, up 56 percent from results in 2003.
    "End markets for our electrical business grew about 3 percent during the fourth quarter," said Cutler. "For all of 2004, our electrical markets grew at 4 percent, and in 2005, we expect our markets to grow at about the same rate."
    The Automotive segment posted fourth quarter sales of $461 million, 9 percent above the comparable quarter of 2003. Automotive production in NAFTA decreased 3 percent and in Europe declined 1 percent compared to the fourth quarter of 2003. Operating profits were $59 million, down 2 percent.
    "Automotive segment revenue considerably outpaced its end markets in the fourth quarter, consistent with its performance all year," said Cutler. "As we expected, our margins were impacted in the quarter by higher material costs.
    "For 2005, we anticipate slightly weaker markets for both NAFTA and European automotive production. Based on new product wins already awarded, we believe we will outgrow these end markets, as we did during 2004," said Cutler.
    The Truck segment posted sales of $498 million in the fourth quarter, up 44 percent compared to 2003, and recorded operating profits of $97 million, up 80 percent compared to the fourth quarter of 2003. NAFTA heavy-duty production was up 53 percent compared to 2003, NAFTA medium-duty production was up 20 percent, European truck production was up 10 percent, and Brazilian vehicle production was up 16 percent.
    "Fourth quarter production of NAFTA heavy-duty trucks totaled 76,000 units, " said Cutler. "Orders for new NAFTA heavy-duty trucks in the fourth quarter averaged 34,000 units per month, and we believe demand will remain strong throughout 2005 and 2006. For all of 2005, we believe that the NAFTA heavy-duty market is likely to total 310,000 units."
    Eaton Corporation is a diversified industrial manufacturer with 2004 sales of $9.8 billion. Eaton is a global leader in fluid power systems and services for industrial, mobile and aircraft equipment; electrical systems and components for power quality, distribution and control; automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety; and intelligent truck drivetrain systems for safety and fuel economy. Eaton has 55,000 employees and sells products to customers in more than 125 countries. For more information, visit www.eaton.com.
    Notice of Conference Call: Eaton's conference call to discuss its fourth quarter results is available to all interested parties via live audio webcast today at 10 a.m. EST through the Investor Relations tab on Eaton's home page. This news release can be accessed under the Corporate News heading on the Eaton home page by clicking on the news release.

    This news release contains forward-looking statements concerning the first quarter 2005 and full year 2005 net income per share and operating earnings per share, our worldwide markets, our growth in relation to end markets, our growth from acquisitions and joint ventures, and the repurchase of shares. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; acquisitions and divestitures; failure to close, or delay in the closing of, acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

    Financial Results

    The company's comparative financial results for the three months and year ended December 31, 2004 and 2003 are available on the company's Web site, www.eaton.com.



Eaton Corporation
Comparative Financial Summary

                                  Three months ended    Year ended
                                     December 31        December 31
                                  ------------------ -----------------
(Millions except for per share
 data)                                2004     2003     2004     2003
                                      ----     ----     ----     ----

Net sales                           $2,633   $2,083   $9,817   $8,061
Income before income taxes             194      145      781      508
Net income                             183      114      648      386

Net income per Common Share
 assuming dilution                  $ 1.16   $ 0.72   $ 4.13   $ 2.56
Average number of Common Shares
 outstanding assuming dilution       157.8    156.8    157.1    150.5

Net income per Common Share basic   $ 1.19   $ 0.74   $ 4.24   $ 2.61
Average number of Common Shares
 outstanding basic                   153.8    153.4    153.1    147.9

Cash dividends paid per Common
 Share                              $ 0.27   $ 0.24   $ 1.08   $ 0.92

Reconciliation of net income to
 operating earnings
-------------------------------
Net income                          $  183   $  114   $  648   $  386
Excluding restructuring charges
 (after-tax)                            11        8       27       24
                                    ------   ------   ------   ------
Operating earnings                  $  194   $  122   $  675   $  410
                                    ======   ======   ======   ======

Net income per Common Share
 assuming dilution                  $ 1.16   $ 0.72   $ 4.13   $ 2.56
Per share impact of restructuring
 charges (after-tax)                  0.07     0.05     0.17     0.16
                                    ------   ------   ------   ------
Operating earnings per Common
 Share                              $ 1.23   $ 0.77   $ 4.30   $ 2.72
                                    ======   ======   ======   ======

See accompanying notes.



Eaton Corporation
Statements of Consolidated Income

                                  Three months ended    Year ended
                                     December 31        December 31
                                  ------------------ -----------------
(Millions except for per share
 data)                                2004     2003     2004     2003
                                      ----     ----     ----     ----

Net sales                           $2,633   $2,083   $9,817   $8,061

Cost of products sold                1,899    1,505    7,082    5,897
Selling & administrative expense       431      356    1,587    1,351
Research & development expense          65       55      261      223
Interest expense-net                    20       19       78       87
Provision to exit a business            15        -       15        -
Other (income) expense-net               9        3       13       (5)
                                    ------   ------   ------   ------
Income before income taxes             194      145      781      508
Income taxes                            11       31      133      122
                                    ------   ------   ------   ------
Net income                          $  183   $  114   $  648   $  386
                                    ======   ======   ======   ======

Net income per Common Share
 assuming dilution                  $ 1.16   $ 0.72   $ 4.13   $ 2.56
Average number of Common Shares
 outstanding assuming dilution       157.8    156.8    157.1    150.5

Net income per Common Share basic   $ 1.19   $ 0.74   $ 4.24   $ 2.61
Average number of Common Shares
 outstanding basic                   153.8    153.4    153.1    147.9

Cash dividends paid per Common
 Share                              $ 0.27   $ 0.24   $ 1.08   $ 0.92

See accompanying notes.



Eaton Corporation
Business Segment Information

                                  Three months ended    Year ended
                                     December 31        December 31
                                  ------------------ -----------------
(Millions)                            2004     2003     2004     2003
                                      ----     ----     ----     ----

Net sales
---------
Fluid Power                         $  779   $  703   $3,098   $2,786
Electrical                             895      612    3,072    2,313
Automotive                             461      423    1,847    1,690
Truck                                  498      345    1,800    1,272
                                    ------   ------   ------   ------
                                    $2,633   $2,083   $9,817   $8,061
                                    ======   ======   ======   ======
Operating profit
----------------
Fluid Power                         $   85   $   61   $  338   $  247
Electrical                              71       44      243      158
Automotive                              59       60      243      224
Truck                                   97       54      329      168
                                    ------   ------   ------   ------
                                       312      219    1,153      797
Corporate
---------
Amortization of intangible assets       (7)      (3)     (25)     (21)
Interest expense-net                   (20)     (19)     (78)     (87)
Minority interest                       (1)      (3)      (7)     (12)
Pension & other postretirement
 benefit expense                       (16)     (10)     (75)     (52)
Provision to exit a business           (15)       -      (15)       -
Other corporate expense-net            (59)     (39)    (172)    (117)
                                    ------   ------   ------   ------
Income before income taxes             194      145      781      508
Income taxes                            11       31      133      122
                                    ------   ------   ------   ------
Net income                          $  183   $  114   $  648   $  386
                                    ======   ======   ======   ======

See accompanying notes.



Eaton Corporation
Condensed Consolidated Balance Sheets

                                                        December 31,
                                                       ---------------
(Millions)                                               2004    2003
                                                         ----    ----

Assets
Current assets
--------------
Cash                                                   $   85  $   61
Short-term investments                                    211     804
Accounts receivable                                     1,612   1,190
Inventories                                               966     721
Deferred income taxes & other current assets              308     317
                                                       ------  ------
                                                        3,182   3,093

Property, plant & equipment-net                         2,147   2,076
Goodwill                                                2,433   2,095
Other intangible assets                                   644     541
Deferred income taxes & other assets                      669     418
                                                       ------  ------
                                                       $9,075  $8,223
                                                       ======  ======

Liabilities & Shareholders' Equity
Current liabilities
-------------------
Short-term debt & current portion of long-term debt    $   39  $  302
Accounts payable                                          776     526
Accrued compensation                                      270     204
Accrued income & other taxes                              283     298
Other current liabilities                                 894     796
                                                       ------  ------
                                                        2,262   2,126

Long-term debt                                          1,734   1,651
Postretirement benefits other than pensions               617     636
Pensions & other liabilities                              856     693
Shareholders' equity                                    3,606   3,117
                                                       ------  ------
                                                       $9,075  $8,223
                                                       ======  ======

See accompanying notes.



Eaton Corporation
Notes to Fourth Quarter 2004 Earnings Release
---------------------------------------------

Dollars in millions, except for per share data (per share data assume dilution)

Acquisitions of Businesses
--------------------------
On September 1, 2004, Eaton acquired Walterscheid Rohrverbindungstechnik GmbH (Walterscheid) from GKN plc for $48 of cash. Walterscheid, a manufacturer of hydraulic tube connectors and fittings primarily for the European market, had 2003 sales of $52 and is located in Lohmar, Germany. Its products are used in mobile and stationary markets such as construction and agricultural equipment and machine tools. Eaton's operating results for 2004 include Walterscheid from the date of acquisition. This business is included in the Fluid Power segment.

Also in September 2004, Eaton contributed $28 of cash for its 50% interest in a new medium-duty truck transmission joint venture located in Changchun, China. The partner in this venture is FAW Jiefang Automotive Co., Ltd., which is the commercial vehicle subsidiary of China First Auto Works Group Company (FAW), the largest manufacturer of commercial vehicles in China. Eaton's operating results include this joint venture, which is accounted for under the equity method, beginning in September 2004. This business is included in the Truck segment.

On June 9, 2004, Eaton acquired Powerware Corporation, the power systems business of Invensys plc, for $560 of cash. Powerware, based in Raleigh, N.C., is a global market leader in Uninterruptible Power Systems (UPS), DC Power products, and power quality services. Powerware had revenues of $775 for the year ended March 31, 2004. Powerware has operations in the United States, Canada, Europe, South America and in the Asia/Pacific area that provide products and services utilized by computer manufacturers, industrial companies, governments, telecommunications firms, medical institutions, data centers and other businesses. Eaton's operating results for 2004 include Powerware from the date of acquisition. This business is included in the Electrical segment.

Restructuring Charges
---------------------
In 2004, Eaton incurred restructuring charges related primarily to the integration of: Powerware, acquired in June 2004; the electrical division of Delta plc, acquired in January 2003; and the Boston Weatherhead fluid power business, acquired in November 2002. In 2003, the restructuring charges related primarily to the integration of the electrical division of Delta plc and the Boston Weatherhead fluid power business. A summary of these charges follows:

                           Three months ended December 31
                   ----------------------------------------------
                                                    Operating
                                    Operating      profit before
                   Restructuring    profit as      restructuring
                      charges        reported         charges
                   -------------  --------------  ---------------
                    2004   2003    2004    2003    2004     2003
                    ----   ----    ----    ----    ----     ----
Fluid Power        $   3  $   3    $ 85    $ 61    $ 88     $ 64
Electrical            13     10      71      44      84       54
Automotive             -      -      59      60      59       60
Truck                  -      -      97      54      97       54
                   -----  -----    ----    ----    ----     ----
Total pretax
 charges           $  16  $  13    $312    $219    $328     $232
                   =====  =====    ====    ====    ====     ====
After-tax charges  $  11  $   8
Per Common Share   $0.07  $0.05
Operating margin                   11.8%   10.5%   12.5%    11.1%


                               Year ended December 31
                  ------------------------------------------------
                                                     Operating
                                    Operating       profit before
                  Restructuring      profit as      restructuring
                      charges         reported         charges
                  --------------  ---------------  ---------------
                    2004   2003     2004    2003     2004    2003
                    ----   ----     ----    ----     ----    ----
Fluid Power        $   8  $  14   $  338    $247   $  346    $261
Electrical            33     22      243     158      276     180
Automotive             -      -      243     224      243     224
Truck                  -      -      329     168      329     168
                   -----  -----   ------    ----   ------    ----
                      41     36   $1,153    $797   $1,194    $833
                                  ======    ====   ======    ====
Corporate              -      1
                   -----  -----
Total pretax
 charges           $  41  $  37
                   =====  =====
After-tax charges  $  27  $  24
Per Common Share   $0.17  $0.16
Operating margin                    11.7%    9.9%    12.2%   10.3%

The restructuring charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment
Information, the charges reduced Operating profit of the related business segment or were included in Other corporate expense-net, as appropriate.

Retirement Benefit Plans
------------------------
Pretax income for fourth quarter 2004 was reduced by $10 ($7 after-tax, or $0.04 per Common Share) compared to fourth quarter 2003 due to increased pension and other postretirement benefit expense in 2004. This resulted from the decline over the last several years in the market value of equity investments held by Eaton's pension plans, coupled with the effect of the lowering of discount rates associated with pension and other postretirement benefit liabilities at year-end 2003. These increased costs were partially offset by the effect of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Pretax income for full year 2004 was similarly reduced by $32 ($21 after-tax, or $0.13 per Common Share) compared to full year 2003. In January 2004, Eaton made a voluntary contribution of $75 to its United States qualified pension plans.

Provision to Exit a Business
----------------------------
In December 2004, Eaton announced that it would exit its legacy tire and refrigeration valve manufacturing business within the next year. The Company incurred charges of $15 ($10 after-tax, or $0.06 per Common Share) for the write-down of fixed assets and workforce reductions. This business is in the Automotive segment. In the Statements of Consolidated Income and Business Segment Information, these charges were reported as a separate line item.

Contribution to Eaton Charitable Fund
-------------------------------------
In December 2004, a charge of $12 was recorded for a contribution to the Eaton Charitable Fund ($8 after-tax, or $0.05 per Common Share). In the Statements of Consolidated Income, the charge was included in Other (income) expense-net. In Business Segment Information, the charge was included in Other corporate expense-net.

Income Taxes
------------
The effective income tax rates for fourth quarter and full year 2004 were 5.4% and 17.0%, respectively, compared to 21.5% and 24.0% for the same periods in 2003. The lower rate in fourth quarter 2004 was primarily due to an income tax benefit of $30 resulting from the favorable resolution of multiple international and U.S. income tax issues. Adjusting for the $30 tax benefit, the $5 tax benefit attributable to the provision to exit the legacy tire and refrigeration valve manufacturing business, and the $4 tax benefit attributable to the charitable contribution, the fourth quarter 2004 tax rate was 22.6%. The lower rate for full year 2004 reflects many factors, including the final resolution of income tax issues in fourth quarter 2004, higher earnings in international tax jurisdictions with lower income tax rates, increased use of foreign tax credit carryforwards, and implementation of international tax planning initiatives.

Reconciliation of Financial Measures
------------------------------------
This earnings release discloses operating earnings, operating earnings per Common Share and operating profit before restructuring charges for each business segment, as well as the 2004 tax rate after certain items, each of which excludes amounts that differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.


    CONTACT: Eaton Corporation, Cleveland
             Gary Klasen, 216-523-4736 (Media Relations)
             William C. Hartman, 216-523-4501 (Investor Relations)